Silk Road Medical Reports Second Quarter 2022 Financial Results

SUNNYVALE, Calif., July 26, 2022 (GLOBE NEWSWIRE) -- Silk Road Medical, Inc. (Nasdaq: SILK), a company focused on reducing the risk of stroke and its devastating impact, today reported financial results for the three months ended June  30, 2022.

“We achieved several important milestones in the second quarter. We expanded our FDA label and Medicare coverage for the use of TCAR in standard surgical risk patients, formally initiated our ROADSTER 3 post approval study, and secured access to a $250 million debt facility,” said Erica Rogers, CEO of Silk Road Medical. “We also gained meaningful market share through strong physician utilization as we continue to establish TCAR as the minimally-invasive standard of care in stroke prevention, evidenced by recently eclipsing 50,000 global TCAR procedures.”

Second Quarter 2022 Financial Results
Revenue for the second quarter of 2022 was $33.2 million, an increase of $6.7 million, or 25%, compared to the second quarter of 2021. Growth was driven primarily by increased TCAR adoption.

Gross profit for the second quarter of 2022 was $24.2 million compared to $19.9 million for the second quarter of 2021. Gross margin for the second quarter of 2022 was 73% compared to 75% for the second quarter of 2021. Gross margin was primarily impacted by continued manufacturing expansion costs at our new Minnesota facility.

Operating expenses were $38.4 million for the second quarter of 2022, compared to $29.8 million in the comparable prior year period, which represents an increase of 29%. The increase was driven by increased headcount in our commercial and R&D organizations, along with continued investments in new and ongoing R&D programs.

Net loss was $15.4 million in the second quarter of 2022, or $0.44 per share, as compared to a loss of $10.5 million, or $0.31 per share, in the corresponding period of the prior year.

Cash, cash equivalents and short-term investments were $108.9 million as of June 30, 2022.

2022 Financial Guidance
Silk Road Medical projects revenue for the full year 2022 to range from $128 million to $133 million, which represents 26% to 31% growth over the company’s prior year revenue.

Conference Call
Those interested in listening to the conference call should register online using this link. Participants are encouraged to register more than 15 minutes before the start of the call. A live and replay version of the webcast will be available at https://investors.silkroadmed.com.

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, and Plymouth, Minnesota, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, progress made on achieving our corporate goals, and the overall strength of our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled Risk Factors and elsewhere in our filing made with the Securities and Exchange Commission in Silk Road’s Quarterly Report on Form 10-Q filing made with the Securities and Exchange Commission on May  10, 2022. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Silk Road Medical disclaims any obligation to update these forward-looking statements.

Investor Contact:

Lynn Lewis or Marissa Bych

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com

SILK ROAD MEDICAL, INC.

Statements of Operations Data

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue	$33,173	$26,456	$61,193	$48,509
Cost of goods sold	9,012	6,598	17,588	12,137
Gross profit	24,161	19,858	43,605	36,372
Operating expenses:
Research and development	10,655	7,261	18,778	12,744
Selling, general and administrative	27,700	22,549	54,975	43,743
Total operating expenses	38,355	29,810	73,753	56,487
Loss from operations	(14,194)	(9,952)	(30,148)	(20,115)
Interest income	122	47	134	142
Interest expense	(1,031)	(628)	(1,652)	(1,250)
Loss on debt extinguishment	(245)	—	(245)	—
Other income (expense), net	(50)	(6)	(166)	(10)
Net loss	(15,398)	(10,539)	(32,077)	(21,233)
Other comprehensive loss:
Change in unrealized gain (loss) on investments, net	(2)	(3)	(2)	(36)
Net change in other comprehensive loss	(2)	(3)	(2)	(36)

Net loss and comprehensive loss	$(15,400)	$(10,542)	$(32,079)	$(21,269)

Net loss per share, basic and diluted	$(0.44)	$(0.31)	$(0.91)	$(0.62)

Weighted average common shares used to compute net loss per share, basic and diluted	35,143,178	34,534,099	35,083,569	34,435,812

SILK ROAD MEDICAL, INC.

Balance Sheets Data

(Unaudited, in thousands)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$87,637	$110,231
Short-term investments	21,234	—
Accounts receivable, net	15,779	11,832
Inventories	17,616	17,851
Prepaid expenses and other current assets	4,653	3,412
Total current assets	146,919	143,326
Property and equipment, net	9,755	7,697
Restricted cash	232	232
Other non-current assets	5,815	5,370
Total assets	$162,721	$156,625
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$3,666	$2,379
Accrued liabilities	17,575	19,802
Short-term debt	—	3,905
Total current liabilities	21,241	26,086
Long-term debt	74,033	44,786
Other liabilities	7,418	6,513
Total liabilities	102,692	77,385
Stockholders' equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	35	35
Additional paid-in capital	380,775	367,907
Accumulated other comprehensive income	(2)	—
Accumulated deficit	(320,779)	(288,702)
Total stockholders' equity	60,029	79,240
Total liabilities and stockholders' equity	$162,721	$156,625